Exhibit G

Legal Analysis of 1940 Investment Company Act and Application to Issuer

Morris Legal

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July 15, 2024

Division of Corporation Finance
U.S. Securities & Exchange Commission
100 F Street, NE
Washington, D.C. 20549

Re: Lelantos Holdings, Inc.
Amendment No. 3 to Offering Statement on Form 1-A
Filed June 17, 2024
File No. 024-12414

We have been asked to opine on two questions presented in a letter received by Lelantos Holdings, Inc. (the "Issuer") in a letter dated July 2, 2024 (hereinafter referred to as the "Letter"). The following opinion addresses two discrete questions.

Question 2:

> The Staff notes that in the Form 1-A/A filed with the Commission on May 15, 2024, the Company states that Lelantos Holdings purchased 50% of the equity in Eco Management. Please supplementally provide additional detail as to how Eco Management is a "majority-owned subsidiary" of the Company as defined in section 2(a)(24) of the Investment Company Act of 1940 (the "Investment Company Act"). In doing so, please describe the percentage of outstanding voting interest that the Company holds in Eco Management, and whether the Company is presently entitled to vote for the election of directors of Eco Management by virtue of its equity interests in Eco Management. Please also explain whether the Company's 50% interest in Eco Management permits it to cast a tie-breaking vote. To the extent the Company concludes that Eco Management is a "majority-owned subsidiary" on a basis other than its voting interests, please provide a comprehensive, detailed legal analysis explaining how the Company's exercise of control is consistent with any relevant Commission statements, Staff guidance, or other applicable precedent.

Answer:

Section 2(a)(24) of the 1940 Act (hereinafter, the "Act") defines a majority-owned subsidiary of a person as a company 50% or more of the outstanding voting securities of which are owned by such person, or by a majority-owned subsidiary of such person. It is our opinion that the question

is moot as the subsidiary in question is actually a "wholly owned" subsidiary of the Issuer based on the definitions contained in Section 2(a)(42) and Section 2(a)(43) of the ICA.

Section 2(a)(42) of the 1940 defines a voting security as "any security presently entitling the owner or holder thereof to vote for the election of directors of a company." A "voting security" is any security presently entitling the owner or holder thereof to vote for the election of directors of a company (Section 2(a)(42)(15 U.S.C. § 80a-2(a)(42))). Section 2(a)(43) defines a "wholly-owned subsidiary" of a person is a company of which 95% or more of the outstanding voting securities are owned by the person or by a company which is a wholly-owned subsidiary of that person (Section 2(a)(43)(15 U.S.C. § 80a-2(a)(43)).

A review of the Operating Agreement of Eco Management Limited, LLC (hereinafter, the "Subsidiary") reveals that while only 50% of the economic interests in the Subsidiary are controlled by the Issuer, 96% of the voting control is held by the Issuer. This meets the statutory definition of a "wholly owned" subsidiary.

It is, therefore, our opinion that Eco is a wholly owned subsidiary based on the Operating Agreement supplied to us for our review. Section 2(a)(42) and Section 2(a)(43) are the applicable definitions.

Question 4.

> The Staff acknowledges the Company's response to Comment 4 where the Company states that the Company is not an investment company under the Investment Company Act and is no longer intending to rely on Rule 3a-2 thereunder. Please confirm the applicable provision of the Investment Company Act or its rules upon which the Company is relying in reaching this conclusion and please provide an accompanying legal analysis.

Answer:

It is our opinion that the Issuer may rely on the exemption provided by Section 3(b)(1) of the ICA since the subsidiary is "wholly owned," and neither the Issuer nor the Subsidiary is engaged in financial service businesses.

Pursuant to the exemption a company that is engaged in a traditional manufacturing or non-financial service business should be able to rely on the exception from the definition of "investment company" in Section 3(b)(1) (15 U.S.C. § 80a-3(b)(1)) or Rule 3a-1 (17 C.F.R. § 270.3a-1) even if it is unable to determine with certainty that it is not covered by the definitions in Sections 3(a)(1)(A) and 3(a)(1)(C) (15 U.S.C. §§ 80a-3(a)(1)(A), 80a-3(a)(1)(C)). It is our opinion that Section 3(b)(1) is the "best fitting" exemption since the Subsidiary is wholly owned.

In order to qualify for the exemption provided by Section 3(b)(1), it is not enough to simply satisfy the ownership and control tests, but the Issuer must be engaged in a traditional

manufacturing or non-financial business. The documents presented by the Issuer show that the Issuer and the wholly owned Subsidiary are both engaged in non-financial businesses. Therefore, the Issuer qualifies for exemption pursuant to Section 3(b)(1) of the ICA.

The Issuer is engaged in the business of solar panel installation:

> With a focus on sustainable energy, Lelantos Holdings has the vision of being at the forefront of innovation in a dynamic industry as well as providing solutions that overcome the traditional obstacles within the sector…(See, OTC Quarterly Disclosure Statement, for the period ending March 31, 2024).

As also disclosed by the Issuer, any financial services are provided not by the Issuer or the Subsidiary, but by an independent network or "partners":

> Over the past year Lelantos has created relationships with several large vendors and lending institutions to establish an ecosystem that allows for commercial solar projects to be executed. Notable relationships include, but are not limited to:
>
> - Novitium Energy (financing/commercial project development)
> - Aveyo (commercial project developer)
> - Sunnova (financing)
> - Eco Smart (financing) o Sunstone (financing)
> - BayWa R.E. (equipment distribution)
> - Silfab (solar panel provider)
> - Hyperion (electric energy storage and solar panel provider)

Neither the Issuer nor the Subsidiary owns equity or voting stock in any of the independent "partners," nor do they derive any direct revenue from the relationships listed above. (See, OTC Quarterly Disclosure Statement, for the period ending March 31, 2024, at p.7).

The wholly owned Subsidiary is also involved in solar installations:

> Eco is an established and highly reputable full-service solar contractor (EPC) that has installed more than 4000 projects in multiple states since their entry into the residential and commercial solar industry approximately 12 years ago. (*See,* OTC Quarterly Disclosure Statement, for the period ending March 31, 2024, at p. 7).

Both the Issuer and the Subsidiary design, order, install and service residential and commercial solar panel installations throughout at least four (4) states and have been engaged in this business for more than 2 years. Neither the Issuer nor the Subsidiary holds itself out as an investment company or financial services company and neither derive revenue from financial services related activities.

Conclusion

It is, therefore, our opinion that the Issuer is exempt pursuant to Section 3(b)(1) of the ICA and as such, does not need to rely on the temporary exemption provided by Section 3(a)(2).

Attorney Qualifications

I am an attorney in good standing in the State of New York. I am admitted in the First Dep't, Eastern District of New York, Southern District of New York, Northern and Southern District of Texas and the 2d Cir. Court of Appeals. I am permitted to practice before the Commission and have not been prohibited from practice thereunder. The opinions expressed above are limited to the Federal Law of the United States of America and no opinion is provided regarding any federal or state law not specifically referenced herein.

Limitation of Opinion

This opinion is limited to federal securities laws of the United States of America. We express no opinion as to matters relating to state securities or Blue-Sky laws. We assume no obligation to update or supplement this letter to reflect any facts or circumstances which may hereafter come to our attention with respect to this letter and the statements expressed above, including any changes in applicable law which may hereafter occur.

Very truly yours,

Patrick Ryan Morris
NY Bar ID: 5575501, Admitted: 1st Dep't, SDNY, EDNY, ND & SD Texas, 2d Cir.